                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Golden State Bancorp Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------

Notes:

[LOGO Golden State Bancorp]
San Francisco, California 94105




2002
NOTICE OF
ANNUAL
MEETING

AND

PROXY
STATEMENT

Monday,
May 20, 2002
10:00 a.m. PT

The Fairmont Hotel
950 Mason Street
San Francisco,
California

April 12, 2002

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Golden State Bancorp Inc., a holding company of California Federal Bank, on Monday, May 20, 2002.

The Notice of Annual Meeting and Proxy Statement that follow describe the business to be conducted at the meeting. At the meeting we will also give a brief report on the operations of the company.

Your vote is important, regardless of the amount of stock you own. Your cooperation in promptly voting by returning the enclosed proxy card is appreciated. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

/s/ Gerald J. Ford
Gerald J. Ford
Chairman of the Board and
Chief Executive Officer

                           Golden State Bancorp Inc.
                                135 Main Street
                            San Francisco, CA 94105

                ----------------------------------------------

                           NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                ----------------------------------------------


      TIME.............. 10:00 a.m. (local time) on Monday, May 20, 2002

      PLACE............. The Fairmont Hotel
                         950 Mason Street
                         San Francisco, California

      ITEMS OF BUSINESS. (1) To elect five members of the Board of
                             Directors for three year terms.

                         (2) To ratify the appointment of KPMG LLP as
                             our independent auditors for the year 2002.

                         (3) To transact such other business as may
                             properly come before the Meeting or any
                             adjournment or postponement.

      RECORD DATE....... You may vote if you are a shareholder of record on
                         March 25, 2002.

      ANNUAL REPORT..... Our 2001 Summary Annual Report and 2001
                         Annual Report on Form 10-K, which are not a part
                         of the proxy soliciting material, are enclosed.

      PROXY VOTING...... It is important that your shares be represented and voted at the Meeting. Please MARK, SIGN, DATE
                         AND PROMPTLY RETURN the enclosed proxy card
                         in the postage-paid envelope.

                         Any proxy may be revoked at any time prior to its exercise at the Meeting.

                         /s/ James Eller, Jr.
      April 12, 2002     James R. Eller, Jr.
                         Senior Vice President and Secretary

                               TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                           PAGE
 PROXY STATEMENT..........................................................   1
    Shareholders Entitled to Vote.........................................   1
    Votes Per Share.......................................................   1
    Proxies...............................................................   1
    Vote by Mail..........................................................   1
    Voting at the Annual Meeting..........................................   1
    Voting on Other Matters...............................................   1
    Consolidation of Your Vote............................................   2
    List of Shareholders..................................................   2
    Required Vote.........................................................   2
    Cost of Proxy Solicitation............................................   2
    Shareholder Account Maintenance.......................................   2

 ITEM 1--ELECTION OF DIRECTORS............................................   3
    Nominees for Director Whose Terms Expire in 2005......................   3
    Continuing Directors Whose Terms Expire in 2003.......................   4
    Continuing Directors Whose Terms Expire in 2004.......................   5

 BOARD STRUCTURE AND COMPENSATION.........................................   6
    Audit Committee.......................................................   6
    Compensation Committee................................................   6
    Executive Committee...................................................   6
    Cal Fed Goodwill Litigation Committee.................................   6
    Glendale Goodwill Litigation Committee................................   7
    Nominating Committee..................................................   7
    Compensation of Directors.............................................   7
    Indemnification of Directors..........................................   7
    Director Arrangements.................................................   7

 OWNERSHIP OF GOLDEN STATE AND OTHER SECURITIES...........................   8
    Common Stock Owned by Directors and Management........................   8
    Common Stock Owned by Others..........................................   9
    Litigation Tracking Warrants Owned by Directors and Management........  10
    Litigation Tracking Warrants Owned by Others..........................  10
    Ownership of Indirect Subsidiary Securities...........................  11
    Section 16(a) Beneficial Ownership Reporting Compliance...............  11

 EXECUTIVE COMPENSATION...................................................  12
    Summary Compensation Table............................................  12
    Option Grants in 2001.................................................  14
    Aggregated Option Exercises in 2001 and Year-End Option Values........  15
    Long-Term Incentive Plan Awards in 2001...............................  15
    Employment Contracts, Termination of Employment and Change in Control.  16
    Report of the Compensation Committee on Executive Compensation........  17
    Performance Graph.....................................................  19

                                                                     PAGE
       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............  20
          Payment of Tax Benefits under the Plan of Reorganization..  20
          Exercise of Registration Rights...........................  21
          Services Agreement........................................  21
          Cost Sharing Arrangements.................................  21
          Transactions with Directors...............................  22
          Indebtedness of Management................................  22

       ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS..  23
          Report of the Audit Committee.............................  23
          Audit and Other Fees......................................  23
          Auditor Independence......................................  23

       PROXY PROPOSALS AND NOMINATION OF DIRECTORS..................  24
          Deadlines.................................................  24
          Nominations for Director..................................  24
          Proposed Items of Business................................  24

       OTHER BUSINESS...............................................  25

       ADDITIONAL INFORMATION.......................................  25

                           Golden State Bancorp Inc.
                                135 Main Street
                            San Francisco, CA 94105

                                PROXY STATEMENT

--------------------------------------------------------------------------------

   The proxy materials are delivered in connection with the solicitation by the Board of Directors of Golden State Bancorp Inc. ("Golden State," the "Company," "we," or "us"), a Delaware corporation, of proxies to be voted at our 2002 Annual Meeting of Shareholders and at any adjournment or postponement. Golden State is the indirect holding company of California Federal Bank ("Cal Fed").

   You are invited to attend our Annual Meeting of Shareholders on May 20, 2002, beginning at 10:00 a.m. local time. The Meeting will be held at The Fairmont Hotel, 950 Mason Street, San Francisco, California.

   This Proxy Statement, form of proxy and voting instructions are being mailed starting April 12, 2002.

Shareholders Entitled to Vote

   Holders of record of Golden State common stock at the close of business on March 25, 2002 are entitled to receive this notice and to vote their shares. At the close of business on March 25, there were 135,947,410 outstanding shares of common stock.

Votes Per Share

   Each share of common stock is entitled to one vote on each matter properly brought before the Meeting, other than the election of directors that may be cumulatively voted.

   Cumulative voting entitles a shareholder (1) to give one candidate as many votes as the number of directors to be elected multiplied by the number of shares held by the shareholder or (2) to distribute the shareholder's votes on the same principle among any number of candidates. The proxy grants discretionary authority to cumulate votes as the proxy holders see fit. If a shareholder withholds his or her vote for a nominee as instructed on the proxy card, the proxy holders will determine how the shareholder's votes will be cast among the remaining nominees.

Proxies

   YOUR VOTE IS IMPORTANT. Shareholders of record may vote their proxies by mail.

   Proxies may be revoked at any time before they are exercised by:

..   written notice to the Secretary of the Company,

..   timely delivery of a valid, later-dated proxy or

..   voting by ballot at the Annual Meeting.

Vote by Mail

   To vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to Golden State Bancorp Inc. c/o Mellon Investor Services, LLC, Midtown Station, P.O. Box 887, New York, New York 10138-0701.

Voting at the Annual Meeting

   Voting by mail will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

   All shares that have been properly voted-and not revoked-will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

   If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Consolidation of Your Vote

   You will receive only one proxy card for all the shares you hold in your own name. Please note that if you own shares in joint name and other shares in your own name, you will receive a separate proxy card for the jointly owned shares. We can only consolidate identically named accounts.

List of Shareholders

   A list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our offices at 135 Main Street, San Francisco, California, by contacting the Secretary of the Company.

Required Vote

   The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

   A plurality of the votes cast is required for the election of Directors. Abstentions and broker "non-votes" are not counted for purposes of the election of Directors.

   The affirmative vote of a majority of the votes cast is required for ratification of the appointment of KPMG LLP as our independent auditors. Abstentions and broker "non-votes" are not counted for purposes of approving this matter.

Cost of Proxy Solicitation

   We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by officers or employees in person or by telephone, electronic transmission and facsimile transmission.

Shareholder Account Maintenance

   Our Transfer Agent is Mellon Investor Services, LLC. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling the Shareholder Services toll-free number, 1-800-356-2017. For other information about Golden State, shareholders can visit our web site at www.GoldenStateBancorp.com. The contents of our web site are not intended to constitute part of this Proxy Statement.

ITEM 1--ELECTION OF DIRECTORS

   The Board of Directors is divided into three classes, with each class currently consisting of five Directors whose terms expire at successive annual meetings. Five Directors will be elected at the Annual Meeting to serve for a three-year term expiring at our Annual Meeting in the year 2005.

   The Board of Directors has proposed the following nominees for re-election as Directors with terms expiring in 2005 at the Annual Meeting: John F. King, Gabrielle K. McDonald, John A. Moran, B.M. Rankin, Jr. and Robert Setrakian.

   The persons named in the enclosed proxy intend to vote the proxy for the election of each of the five nominees, unless you indicate on the proxy card that your vote should be withheld from any or all such nominees.

   Each nominee elected as a Director will continue in office until his or her successor has been elected or until his or her death, resignation or retirement.

   The Board of Directors recommends a vote FOR the election of all five nominees as Directors.

   The table below presents the principal occupation and certain other information about the nominees and other Directors whose terms of office will continue after the Annual Meeting. Dates of service for Messrs. Dempsey, Ford, Gittis, King, Kooken and Perelman include service as a Director of companies that were predecessors of Golden State.

               Nominees for Director Whose Terms Expire in 2005

John F. King          Mr. King is President and Chief Executive Officer of Weingart Center
Director since 1994   Association, a nonprofit association whose goal is to help break the cycle of the
Age 69                homeless. Mr. King is a former Vice Chairman of Crocker National Bank and a former Chairman of the Board of First Interstate Bank of California. Mr. King is
                      a Director of Cal Fed, Ameron International, Inc. and Kilroy Realty Finance,
                      Inc., a wholly owned subsidiary of Kilroy Realty Corporation. Mr. King also serves as a Trustee of the University of Southern California and of the California
                      Hospital Center Foundation, as a Director of the National Institute of
                      Transplantation Foundation, and is the founding Chairperson of Kidspace.

Gabrielle K. McDonald Ms. McDonald is a lawyer, consultant and arbitrator. She is an Arbitrator with
Director since 1998   the Iran-United States Claims Tribunal. She has been Special Counsel on Human
Age 60                Rights to the Chairman of the Board of Freeport-McMoRan Copper & Gold Inc.
                      since 1999. She served as a Judge for the International Criminal Tribunal for the
                      former Yugoslavia from 1993 to 1999 and served as its President from 1997 to
                      1999. She has also served as a Professor of Law at the Thurgood Marshall
                      School of Law of Texas Southern University and as a United States District
                      Court Judge for the Southern District of Texas. Ms. McDonald is a Director of
                      Cal Fed, Freeport-McMoRan Copper & Gold Inc. and McMoRan Exploration
                      Co. She is also a member of the Board of Trustees of Howard University and serves on the Brandeis University International Center for Ethics, Justice and
                      Public Life Advisory Board.

John A. Moran         Mr. Moran was Chairman of the Board of the Dyson-Kissner-Moran
Director since 1999   Corporation, a diversified holding company, from 1984 until his retirement in
Age 70                1993. He is a Director of Cal Fed and of Bessemer Securities Corporation and is
                      a manager of Bessemer Securities LLC. Mr. Moran is also a member of the
                      National Advisory Council of the University of Utah and a Director of the John
                      A. Moran Eye Center at the University of Utah.


B. M. Rankin, Jr.        Mr. Rankin has been a private investor and independent oil operator for over
Director since 1999      twenty years. He is a Director of Cal Fed and Vice-Chairman of the Board of
Age 72                   Freeport-McMoRan Copper & Gold Inc. and McMoRan Exploration Co.
                         Mr. Rankin is also a Director of the US Oil and Gas Association. He is a
                         Member of the University of Texas at Austin College of Business
                         Administration Advisory Council and a Member of the Board of Visitors of the
                         University Cancer Foundation of the University of Texas M.D. Anderson
                         Hospital Cancer Center.

Robert Setrakian         Mr. Setrakian has been the Chairman and President of the William Saroyan
Director since 1998      Foundation since 1981, which maintains the Literary Collection of William
Age 78                   Saroyan at Stanford University and makes it available for scholarly research and educational purposes. Mr. Setrakian is the former Chairman and President of
                         Mid-State Horticultural Company and is also a former Chairman and member of the Board of Governors of the United States Postal Service, former
                         Commissioner of the Federal Maritime Commission, former Chairman and Chief
                         Executive Officer of the California Growers Winery, Inc. and former Chairman and founder of the National Bank of Agriculture. He also serves as a Director of
                         Cal Fed.

                             Continuing Directors Whose Terms Expire in 2003

Paul M. Bass, Jr.        Mr. Bass has been Vice Chairman and a Director of First Southwest Company, a
Director since 1998      privately held investment banking firm, since 1995 and has been affiliated with
Age 66                   First Southwest Company since 1989. Mr. Bass is a Director and Chairman of the Audit Committee of Cal Fed and of Keystone Consolidated Industries,
                         Director and Chairman of MACC Private Equities and of MorAmerica Capital
                         Corp., and Director and member of the Audit Committee of Comp X
                         International. Mr. Bass also serves as Chairman of Zale-Lipshy University
                         Hospital, Chairman of Southwestern Medical Foundation and Chairman of
                         St. Paul Medical Center Hospital in Dallas, Texas.

George W. Bramblett, Jr. Mr. Bramblett has been associated with the law firm of Haynes & Boone since
Director since 1998      1973 and is currently a Partner and a member of its Executive Committee.
Age 61                   Mr. Bramblett is a Director of Cal Fed, Vice-Chairman of the Board of Trustees
                         of the Baylor Oral Health Foundation and Trustee of the Southwestern Medical
                         Foundation.

John F. Kooken           Mr. Kooken retired as Vice Chairman and Chief Financial Officer of Security
Director since 1992      Pacific Corporation, the holding company for Security Pacific National Bank, in
Age 70                   1992 after 32 years with the company. Mr. Kooken is also a Director of Cal Fed.

Thomas S. Sayles         Mr. Sayles has been Vice President, Government and Community Affairs for
Director since 1997      Sempra Energy, an energy services holding company, since 1998. Mr. Sayles
Age 51                   was Senior Vice President, Consumer Markets of Energy Pacific, a joint venture between Pacific Enterprises and Enova Corporation from January 1997 to 1998 and Vice President of Pacific Enterprises from January 1994 to 1998. He also formerly served as the Secretary of the Business, Transportation and Housing
                         Agency and Commissioner of Corporations for the State of California.
                         Mr. Sayles is a Director of Cal Fed and a member of the Board of Regents of the
                         University of California.


Carl B. Webb               Mr. Webb has been President, Chief Operating Officer and a Director of Golden
President, Chief Operating State since 1998, of Cal Fed and its predecessors since 1988, of Golden State
Officer and Director       Holdings since 1998 and of California Federal Preferred Capital Corporation
since 1998                 since 1996. Mr. Webb is also a Director of First Nationwide Mortgage
Age 52                     Corporation.

                              Continuing Directors Whose Terms Expire in 2004

Brian P. Dempsey           Mr. Dempsey has been Vice Chairman and a Director of HomeStreet Bank,
Director since 1991        headquartered in Seattle, Washington, since September 1996. He retired from
Age 64                     active management at HomeStreet Bank on December 31, 2000. From January
                           1995 to September 1996, Mr. Dempsey was the President of Dempsey &
                           Associates, a financial services consulting firm. Prior to that time, Mr. Dempsey served as Chairman of the Board and Chief Executive Officer of University
                           Savings Bank. Mr. Dempsey is also a Director of Cal Fed.

Gerald J. Ford             Mr. Ford has been Chairman of the Board and Chief Executive Officer of
Chairman of the Board and  Golden State since 1998 and of Cal Fed and its predecessors since 1988.
Chief Executive Officer    Mr. Ford has also been Chairman of the Board and Chief Executive Officer of
since 1998                 Golden State Holdings Inc., a subsidiary of the Company, since 1998 and of
Director since 1994        California Federal Preferred Capital Corporation, a subsidiary of Cal Fed, since
Age 57                     1996. Mr. Ford is Chairman of the Board of First Nationwide Mortgage
                           Corporation, a subsidiary of Cal Fed, and Chairman of the Board and Chief
                           Executive Officer of Liberte Investors Inc. Mr. Ford is also a Director of
                           Freeport-McMoRan Copper & Gold Inc. and McMoRan Exploration Co.

Howard Gittis              Mr. Gittis has been Vice Chairman and Chief Administrative Officer of Mafco
Director since 1994        Holdings Inc., MacAndrews & Forbes Holdings Inc. and several of their
Age 68                     affiliates since 1985. Mr. Gittis is also a Director of Golden State Holdings,
                           Jones Apparel Group, Inc., Loral Space and Communications, Ltd., M&F
                           Worldwide Corp., Revlon, Inc., Revlon Consumer Products Corporation, REV
                           Holdings Inc. and Sunbeam Corporation.

Ronald O. Perelman         Mr. Perelman has been Chairman of the Board and Chief Executive Officer of
Director since 1994        Mafco Holdings Inc., MacAndrews & Forbes Holdings Inc. and several of their
Age 59                     affiliates since 1980. Mr. Perelman is also Chairman of the Executive Committee of the Board of M&F Worldwide Corp. and is Chairman of the Board of Revlon,
                           Inc., Revlon Consumer Products Corporation and Panavision Inc. Mr. Perelman
                           is also a Director of Golden State Holdings, M&F Worldwide Corp., Panavision
                           Inc., Revlon Consumer Products Corporation, Revlon, Inc. and REV Holdings,
                           Inc.

Cora M. Tellez             Ms. Tellez is President of the Health Plans Division of Health Net Inc., a
Director since 1997        California health care company. She has been with the company since November
Age 52                     1998 and previously served as President of its Western Division and President of its California Division. From July 1997 to September 1998, she was President
                           and Chairman of the Board of Prudential Health Care of California, Inc. and
                           from June 1994 until June 1997 she was a Senior Vice President of Blue Shield
                           of California. She is a Director of Cal Fed, Catellus Development Corporation,
                           Holy Names College, the Institute for the Future, S. H. Cowell Foundation and
                           Philippine International Aid. She is also a Member of the California Business
                           Roundtable.

                       BOARD STRUCTURE AND COMPENSATION

   Golden State's Board of Directors met seven times in 2001. Golden State has five standing committees: Audit, Compensation, Executive, Cal Fed Goodwill Litigation and Glendale Goodwill Litigation. All of our Directors attended at least 86% of the meetings of the Board and Board committees on which they served. The following table shows membership and meeting information for the Board committees:

                                                         Cal Fed    Glendale
                                                         Goodwill   Goodwill
                           Audit Compensation Executive Litigation Litigation
                           ----- ------------ --------- ---------- ----------
  Paul M. Bass, Jr........   X*       X*                    X
  George W. Bramblett, Jr.   X                              X
  Brian P. Dempsey........                                             X
  Gerald J. Ford..........                        X*        X*
  Howard Gittis...........                        X
  John F. King............   X        X           X                    X
  John F. Kooken..........   X                                         X
  Gabrielle K. McDonald...   X        X
  Thomas S. Sayles........                                             X*
  Cora M. Tellez..........                                             X
  Carl B. Webb............                        X         X
  Meetings in 2001........   4        2           0         1          2
  *Chairman

Audit Committee

   The Audit Committee consults with the independent and internal auditors regarding the audit of Golden State and its subsidiaries' financial statements and the adequacy of internal controls. The committee provides a channel, independent of management, through which reports are made to the Board on auditing and other accounting related matters. The committee recommends the appointment of the independent public accountants, which are appointed by the Board and ratified by the shareholders.

   The committee's functions are further discussed in the Report of the Audit Committee on page 23.

Compensation Committee

   The Compensation Committee is comprised of three non-employee Directors and works with independent consultants and management to review the Company's compensation structures. The committee reviews and approves the compensation and benefits for the Chief Executive Officer, the President and Chief Operating Officer, and the other executive officers. The committee also administers the Company's stock-based compensation plans.

Executive Committee

   The Executive Committee, with certain exceptions, has the power and authority of the Board of Directors to manage the affairs of the Company between meetings of the Board.

Cal Fed Goodwill Litigation Committee

   The Cal Fed Goodwill Litigation Committee has the power and authority of the Board of Directors with respect to the lawsuit titled California Federal Bank, A Federal Savings Bank v. United States of America, Civil Action No. 92-138C in the U.S. Court of Federal Claims (the ''Cal Fed Goodwill Litigation'') and the securities issued in connection with the litigation known as California Federal Litigation Participation Recovery Interests and the Cal Fed Secondary Contingent Litigation Participation Interests.

Glendale Goodwill Litigation Committee

   The Glendale Goodwill Litigation Committee has the power and the authority of the Board of Directors with respect to the lawsuit titled Glendale Federal Bank, F.S.B. v. United States of America, Civil Action No. 90-772C in the U.S. Court of Federal Claims (the ''Glendale Goodwill Litigation'') and the securities issued in connection with the litigation known as the Litigation Tracking Warrants(TM).

Nominating Committee

   The entire Board acts as the Nominating Committee and evaluates and nominates individuals. The Board also considers nominees recommended by shareholders for election as Directors of the Company. The procedure for nominating Directors is described in Proxy Proposals and Nomination of Directors on page 24.

Compensation of Directors

   Directors who are not officers of Golden State or of our principal shareholder GSB Investments Corp., or any of their related companies ("Outside Directors"), are paid an annual cash retainer of $30,000. Outside Directors who chair a standing committee are paid an annual cash retainer of $4,000 per committee. Outside Directors are also paid a fee of $1,500 for each Board meeting attended and $750 for each committee meeting attended.

   Outside Directors receive annual grants of stock options to purchase shares of common stock under the Golden State Bancorp Inc. Omnibus Stock Plan. In 2001, each Outside Director received a grant of 4,000 options.

Indemnification of Directors

   We indemnify our Directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This indemnification is required under our Bylaws.

Director Arrangements

   In connection with Cal Fed becoming a subsidiary of Golden State in 1998, Golden State and Cal Fed entered into a Litigation Management Agreement to provide for the management of the Cal Fed Goodwill Litigation and the Glendale Goodwill Litigation (collectively, the "Goodwill Litigation"). The agreement provided for the creation of the Glendale Goodwill Litigation and Cal Fed Goodwill Litigation Committees, as described above, and required that the initial committee members be Directors of both Golden State and Cal Fed.

   The agreement further provides that, unless there has been change in control, the members of a committee shall be nominated for additional terms on the Boards of Directors of Golden State and Cal Fed as long as the litigation associated with that committee is ongoing. The purpose of this provision is to maintain the continuity of the prosecution of the litigation. Each committee fills vacancies that may occur in its membership. If the committee fills a vacancy with a member who is not a Director, the Board of Directors is not required to nominate the successor member for election as a Director, if the member is not reasonably acceptable to the Board of Directors.

                OWNERSHIP OF GOLDEN STATE AND OTHER SECURITIES

Common Stock Owned by Directors and Management

   This table shows the common stock beneficially owned as of March 1, 2002 by Directors, the executive officers named in the Summary Compensation Table (the "Named Executive Officers"), and all Directors and executive officers as a group. Unless otherwise stated in a footnote, each individual has sole voting power and sole investment power of his or her beneficially owned shares.

                                                  Options Exercisable                 Percent of
                                    Shares of      within 60 days of                   Class of
              Name               Common Stock (1)    March 1, 2002      Total       Common Stock**
              ----               ---------------- ------------------- ----------    --------------
Paul M. Bass, Jr................         1,000           12,000           13,000            *
George W. Bramblett, Jr.........         1,200           12,000           13,200            *
Brian P. Dempsey................           500           42,000           42,500(2)         *
Christie S. Flanagan............        19,527           41,000           60,527            *
Gerald J. Ford..................    19,784,519          323,667       20,108,186(3)      14.8
Howard Gittis...................        10,000                0           10,000            *
John F. King....................           300           32,000           32,300(4)         *
Scott A. Kisting................        94,123          141,668          235,791            *
John F. Kooken..................        13,404           37,000           50,404(5)         *
Gabrielle K. McDonald...........           680           12,000           12,680            *
John A. Moran...................         5,000            8,000           13,000            *
Ronald O. Perelman..............    42,949,525                0       42,949,525(6)      31.6
B. M. Rankin, Jr................         2,000           12,000           14,000(7)         *
Thomas S. Sayles................           200           13,000           13,200            *
Robert Setrakian................         7,000           12,000           19,000(8)         *
James R. Staff..................        17,217           53,666           70,883            *
Cora M. Tellez..................           280           17,000           17,280            *
Carl B. Webb....................        91,835          229,000          320,835            *
All Directors and executive
officers as a group (25 persons)                                      64,455,126(9)      46.9

*  Less than one percent of the outstanding shares in each case.
** Based on 135,910,784 shares of common stock outstanding on March 1, 2002.

(1) Includes shares of restricted stock held by the following officers: Mr. Flanagan, 6,197 shares; Mr. Ford, 44,308 shares; Mr. Kisting 7,290 shares; Mr. Staff, 6,197 shares; and Mr. Webb, 19,408 shares.

(2) 500 of Mr. Dempsey's shares are held jointly with his spouse.

(3) Includes 19,684,561 shares of common stock owned by Hunter's Glen/Ford, Ltd. Mr. Ford and a corporate entity controlled by Mr. Ford are the general partners of Hunter's Glen/Ford, Ltd.

(4) Mr. King's options are held by a family trust of which he is a co-trustee.

(5) 10,904 of Mr. Kooken's shares are held jointly with his spouse.

(6) Represents shares of common stock beneficially owned by GSB Investments Corp. Mr. Perelman is the indirect beneficial owner of all of the outstanding capital stock of GSB Investments. Accordingly, Mr. Perelman may be deemed to be the beneficial owner of all of the shares of common stock owned by GSB Investments. Includes 15,080,724 shares pledged to Credit Suisse First Boston, of which Credit Suisse First Boston may borrow 12,080,724 shares from time to time, in connection with forward sales transactions. Includes 4,000,000 shares pledged to J.P. Morgan Securities Inc. which J.P. Morgan Securities Inc. may borrow from

    (note (6) continued on next page)

(6) continued

    time to time, in connection with forward sale transactions. GSB Investments has the right to demand the return of any or all of the borrowed shares upon five business days' notice under certain circumstances. All other shares of common stock owned by GSB Investments are pledged to secure obligations of Mafco Holdings and its affiliates.

(7) Includes 1,000 shares as to which Mr. Rankin has shared investment authority and 1,000 shares held by Rankin Interests Limited Partnership, of which Mr. Rankin is the sole stockholder of the sole general partner.

(8) 7,000 shares are held in a family trust in which Mr. Setrakian is the sole trustee.

(9) Includes an aggregate 1,409,002 shares which the Directors and executive officers have the power to acquire pursuant to outstanding options granted under Golden State's Omnibus Stock Plan or its former Stock Option and Long-Term Performance Incentive Plan. Includes 99,572 restricted shares granted to executive officers pursuant to the Golden State Bancorp Inc. Omnibus Stock Plan. Also includes 15,140,128 shares as to which voting and investment power are shared and 935 shares invested in the Common Stock Fund of Cal Fed's 401(k) Plan over which the trustee for the Plan has sole voting authority and shared investment authority.

Common Stock Owned By Others

   Other than Messrs. Ford and Perelman, the Company is aware of only one person or entity that beneficially owns more than 5% of the outstanding shares of common stock:

                                      Amount and Nature of  Percent of Class of
     Name and Address                 Beneficial Ownership     Common Stock
     ----------------                 -------------------- --------------------
Wallace R. Weitz & Company
1125 South 103 Street, Suite 600
Omaha, Nebraska 68124-6008                 7,172,100(1)            5.3%

(1) The amount and nature of beneficial ownership and percent of class are taken from a Schedule 13G dated February 4, 2002 filed pursuant to the Exchange Act which states that Wallace R. Weitz & Company and Wallace R. Weitz have shared voting power and investment discretion as to all shares.

Litigation Tracking Warrants(TM) Owned by Directors and Management

   This table shows the Litigation Tracking Warrants(TM) ("LTWs") beneficially owned as of March 1, 2002 by Directors, the Named Executive Officers, and all Directors and executive officers as a group. Unless otherwise stated in a footnote, each individual has sole voting power and sole investment power of his or her beneficially owned warrants.

                                                    Options Exercisable              Percent of
                                                     Within 60 Days of                Class of
                  Name                      LTWs     March 1, 2002(1)     Total        LTWs**
                  ----                    --------- ------------------- ---------    ----------
Paul M. Bass, Jr.........................         0            0                0          *
George W. Bramblett, Jr..................         0            0                0          *
Brian P. Dempsey.........................    25,500       30,000           55,500(2)       *
Christie S. Flanagan.....................     7,000            0            7,000          *
Gerald J. Ford........................... 1,903,000            0        1,903,000(3)    2.28%
Howard Gittis............................         0            0                0          *
John F. King.............................     5,300       20,000           25,300(4)       *
Scott A. Kisting.........................         0            0                0          *
John F. Kooken...........................    68,404       25,000           93,404(5)       *
Gabrielle K. McDonald....................         0            0                0          *
John A. Moran............................         0            0                0          *
Ronald O. Perelman.......................         0            0                0          *
B. M. Rankin, Jr.........................         0            0                0          *
Thomas S. Sayles.........................         0        5,000            5,000          *
Robert Setrakian.........................         0            0                0          *
James R. Staff...........................         0            0                0          *
Cora M. Tellez...........................         0        5,000            5,000          *
Carl B. Webb.............................         0            0                0          *
All Directors and executive officers as a
  group (25 persons)                                                    2,416,204(6)    2.88%

*  Less than one percent of the outstanding LTWs in each case.
** Based on 83,631,960 LTWs outstanding on March 1, 2002.

(1) Director has options to purchase common stock that entitle the Director to receive one share of common stock and one LTW upon the exercise of each option.

(2) 20,000 of Mr. Dempsey's LTWs are held jointly with Mr. Dempsey's spouse.

(3) Includes 1,000,000 LTWs held by Turtle Creek Revocable Trust, a revocable trust organized under the laws of the State of Texas of which Gerald J. Ford is the sole grantor and trustee. Also includes 903,000 LTWs owned by Hunter's Glen/Ford, Ltd. Mr. Ford and a corporate entity controlled by Mr. Ford are the general partners of Hunter's Glen.

(4) Mr. King's options are held by a family trust.

(5) 10,904 of Mr. Kooken's LTWs are held jointly with his spouse.

(6) Includes an aggregate of 320,000 LTWs which the Directors and executive officers have the power to acquire pursuant to outstanding options granted under the former Golden State Stock Option and Long-Term Performance Incentive Plan. Also includes 148,404 LTWs as to which voting and investment power are shared.

Litigation Tracking Warrants(TM) Owned By Others

   Golden State is not aware of any person who is the beneficial owner of more than 5% of the outstanding Litigation Tracking Warrants(TM).

Ownership of Indirect Subsidiary Securities

   California Federal Preferred Capital Corporation, an indirect subsidiary of the Company, has publicly traded preferred stock known as 9 1/8% Noncumulative Exchangeable Preferred Stock, Series A. This table shows the preferred stock beneficially owned as of March 1, 2002 by Directors, the Named Executive Officers and all Directors and officers as a group. Unless otherwise stated in a footnote, each individual has sole voting power and sole investment power of his or her beneficially owned shares.

                                                                                Percent of
                                                                Shares of        Class of
                            Name                             Preferred Stock Preferred Stock**
                            ----                             --------------- -----------------
Paul M. Bass, Jr............................................          0              *
George W. Bramblett, Jr.....................................          0              *
Brian P. Dempsey............................................          0              *
Howard Gittis...............................................          0              *
Christie S. Flanagan........................................      4,440              *
Gerald J. Ford..............................................     51,700(1)           *
John F. King................................................          0              *
Scott A. Kisting............................................          0              *
John F. Kooken..............................................          0              *
Gabrielle K. McDonald.......................................          0              *
John A. Moran...............................................          0              *
Ronald O. Perelman..........................................          0              *
B. M. Rankin, Jr............................................          0              *
Thomas S. Sayles............................................          0              *
Robert Setrakian............................................          0              *
James R. Staff..............................................      8,000              *
Cora M. Tellez..............................................          0              *
Carl B. Webb................................................     24,000              *
All Directors and executive officers as a group (25 persons)     98,440(2)           *

*  Less than one percent of the outstanding shares in each case.
** Based on 20,000,000 shares of 9 1/8% Noncumulative Exchangeable Preferred
   Stock, Series A, outstanding on March 1, 2002.

(1) Includes 40,000 shares held by Turtle Creek Revocable Trust, a revocable trust organized under the laws of the State of Texas of which Mr. Ford is the sole grantor and trustee.

(2) Includes 3,300 shares as to which investment power is shared.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act requires our Directors and certain executive officers, and persons who own more than 10% of Golden State's common stock, to file reports of holdings and transactions in Golden State shares with the SEC and the New York Stock Exchange. Based on our records, representations made to us and other information, we believe that in 2001 our Directors and executive officers met all applicable SEC filing requirements, except as follows. The Form 5 for 2000 of Richard P. Hodge, Executive Vice President of the Company, inadvertently did not include a restricted stock grant. This oversight was corrected immediately upon discovery.

                            EXECUTIVE COMPENSATION

   This table gives information on the compensation earned by the Named Executive Officers in 2001 for services rendered to the Company and its subsidiaries. The Named Executive Officers are the Chief Executive Officer and the four other most highly compensated Executives.

                                        Summary Compensation Table
                                                                                Long-Term
                                            Annual Compensation            Compensation Awards
                                            -------------------            -------------------      All
                                                             Other       Restricted  Securities    Other
                                                             Annual        Share     Underlying   Compen-
                                     Salary   Bonus (1) Compensation (2) Awards (3) Options/SARS sation (4)
Names & Principal Position     Year   ($)        ($)          ($)           ($)         (#)         ($)
--------------------------     ---- --------- --------- ---------------- ---------- ------------ ----------
Gerald J. Ford................ 2001 1,000,000 1,985,620     308,594        851,012    175,000     177,073
  Chief Executive Officer      2000 1,000,000 1,840,300     363,793        713,707    173,000     170,832
                               1999 2,200,000 1,375,913     449,636        589,677    225,000      64,232

Carl B. Webb.................. 2001 1,000,000   916,440      69,253        392,741    109,000     108,836
  Chief Operating Officer      2000 1,000,000   715,500      77,252        274,511    104,000     121,498
  and President                1999 1,200,000   750,498      71,316        321,636    185,000     199,920

Scott A. Kisting.............. 2001   800,000   336,028      16,338        144,001     25,000      69,205
  Executive Vice President     2000   800,000   281,200       1,742        109,825    100,000      86,699
  and President, Retail and    1999   800,000   500,332           0      1,187,737    100,000      49,852
  Commercial Banking

Christie S. Flanagan.......... 2001   700,000   294,025      18,475        126,029     17,000      64,090
  Executive Vice President     2000   700,000   226,758         789         86,457     17,000      72,198
  and General Counsel          1999   700,000   306,453       4,197        131,337     36,000      51,092

James R. Staff................ 2001   700,000   294,025      16,169        126,029     21,000      60,289
  Executive Vice President     2000   700,000   226,758         762         86,457     20,000      69,160
  and Chief Financial Advisor  1999   700,000   306,453       3,791        131,337     50,000      44,320

(1) Bonus includes cash amount of the 2001 performance-based annual incentive awards paid in January 2002 under the Executive Compensation Plan. The annual incentive awards are discussed in further detail in the Report of the Compensation Committee on page 17.

(2) The amounts shown in this column represent amounts (a) reimbursed for payment of taxes for all executives, (b) paid by the Company for personal use of airplanes for Mr. Ford in the amounts of $248,489 in 2001, $295,298 in 2000 and $292,835 in 1999 and for Mr. Webb in the amounts of $28,581 in 2001, $40,197 in 2000 and $39,645 in 1999, (c) club membership fees for Mr. Webb in the amounts of $30,640 in 2001 and $20,663 in 2000 and for Mr. Ford in the amounts of $45,672 in 2001 and $142,969 in 1999. None of the other named executives had perquisites or personal benefits that exceeded $50,000.

(3) Represents the dollar value on the date of grant (January 22, 2002) of restricted shares of the Company's common stock in the amounts of 30,778 for Mr. Ford, 14,204 for Mr. Webb, 5,208 for Mr. Kisting and 4,558 for each of Messrs. Flanagan and Staff, that were awarded as a part of the 2001 annual incentive award and in addition to the cash amount of the award described in footnote (1) above. The restricted shares vest in equal installments on the first two anniversaries of the grant date, have full voting rights and are eligible for dividends paid by the Company at the same rate paid to all shareholders.

   (note (3) continued on next page)

(3) continued

   The total number of shares of restricted stock held on December 31, 2001 by each of the Named Executive Officers and their market value, based on a closing market price of the Company's common stock of $26.15 on that date, were as follows:

                                         Number
                                           of    Value at
                                         Shares December 31
                                         ------ -----------
                    Gerald J. Ford...... 48,120 $1,258,338
                    Carl B. Webb........ 21,895    572,554
                    Scott A. Kisting.... 11,822    309,145
                    Christie S. Flanagan  7,969    208,389
                    James R. Staff......  7,969    208,389

(4) The amounts shown in this column represent:

   (a) Cal Fed's contributions to the 401(k) plan in 2001 in the amounts of $10,250 for each of Messrs. Ford and Webb and $7,750 for Messrs. Kisting, Flanagan and Staff.

   (b) Cal Fed's contribution to the Supplemental Employees' Investment Plan in 2001, in the amounts of $162,994 for Mr. Ford, $96,385 for Mr. Webb, $60,903 for Mr. Kisting, $50,864 for Mr. Flanagan and $50,863 for Mr. Staff.

   (c) premiums on group term life insurance paid by Cal Fed in 2001, in the amounts of $1,032 for Mr. Ford, $552 for Messrs. Webb, Kisting and Staff and $1,584 for Mr. Flanagan.

   (d) imputed income on split-dollar life insurance paid by Cal Fed in 2001, in the amounts of $2,797 for Mr. Ford, $1,649 for Mr. Webb, $3,892 for Mr. Flanagan and $1,124 for Mr. Staff.

                             Option Grants In 2001

   This table shows all options to purchase our common stock granted to each of our Named Executive Officers in 2001 and the potential value of the options as of the grant date. The options are non-qualified, were granted on January 22, 2001 and become exercisable in equal annual installments on the first three anniversaries of the grant date. The option exercise price equals the fair market value of a common share on the date of grant. The vesting of the options is accelerated following termination of employment or a change of control as provided in the executive's employment agreement as described in Employment Contracts, Termination of Employment and Change in Control on page 16.

                                   Individual
                                     Grants
                     --------------------------------------
                      Number of
                      Securities  Percent of Total
                      Underlying    Options/SARs   Exercise
                     Options/SARs    Granted to    or Base              Grant Date
                       Granted      Employees in    Price   Expiration Present Value
        Name             (#)        Fiscal Year     ($/SH)     Date        $ (1)
        ----         ------------ ---------------- -------- ---------- -------------
Gerald J. Ford......   175,000         12.79%       26.375  1/21/2011   $2,437,921
Carl B. Webb........   109,000          8.00%       26.375  1/21/2011    1,518,479
Scott A. Kisting....    25,000          1.83%       26.375  1/21/2011      348,275
Christie S. Flanagan    17,000          1.24%       26.375  1/21/2011      236,827
James R. Staff......    21,000          1.53%       26.375  1/21/2011      292,551

(1) Present value determinations were made using the Black-Scholes option pricing model. There is no assurance that any value realized by optionees will be at or near the value estimated by the Black-Scholes model. The estimated present values under that model are based on a seven-year holding period, as opposed to the ten-year term of the options, and on the following assumptions with respect to volatility, the risk-free rate and dividend yield. Based upon the daily closing price of the Company's common stock and Glendale Federal Bank's common stock prior to the Company becoming Glendale Federal Bank's holding company on July 24, 1997, for the five-year period immediately preceding the grant date of January 22, 2001, the model uses annualized volatility of 48.94%. For the risk-free rate, the model uses the yield on a seven-year treasury note of 4.998% interpolated from the interest rates of five year and ten year treasury rates obtained from the Bloomberg Service. For the dividend yield, the model uses 1.52%.

        Aggregated Option Exercises in 2001 and Year-End Option Values

   This table gives information on the value (stock price less exercise price) of the options held by the Named Executive Officers at year-end, using the closing trading price ($26.15) of our common stock on December 31, 2001. An option is "in the money" if the market value of the common stock exceeds the exercise price of the option. The Named Executive Officers did not exercise any stock options in 2001.

                                            Number of Securities
                                           Underlying Unexercised     Value of Unexercised
                                               Options/SARs At        In-The-Money Options/
                       Shares                 December 31, 2001     SARs At December 31, 2001
                      Acquired    Value   ------------------------- -------------------------
                     On Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
        Name             (#)       ($)        ($)          ($)          ($)          ($)
        ----         ----------- -------- ----------- ------------- ----------- -------------
Gerald J. Ford......      0         0       207,667      365,333     1,098,154    1,600,046
Carl B. Webb........      0         0       158,000      240,000       748,037    1,005,814
Scott A. Kisting....      0         0       100,001      124,999       581,676      898,324
Christie S. Flanagan      0         0        29,667       40,333       132,454      169,496
James R. Staff......      0         0        40,000       51,000       169,337      206,163


                    Long-Term Incentive Plan Awards In 2001

   This table gives information concerning the participation of the Named Executive Officers in a long-term compensation plan. Actual payouts, if any, will be determined by a non-discretionary formula that measures stock price appreciation over a three year period from January 1, 2001 through December 31, 2003 (the "Performance Period"). The plan provides for a target award equal to a percentage of the executive's then current annual salary if the 30-day average stock price at the end of the Performance Period equals the target price. If the stock price exceeds the target, a varying amount of the award will be paid up to 150% of the target award, which is the maximum amount established by the Compensation Committee. If the stock price does not meet the low end of the range of the stock price, no award will be paid.

                                            Performance Or Other Period Until
          Name         Number of Shares (1)       Maturation Or Pa yout
          ----         -------------------- ---------------------------------
  Gerald J. Ford......          --                  1/1/01 - 12/31/03
  Carl B. Webb........          --                  1/1/01 - 12/31/03
  Scott A. Kisting....          --                  1/1/01 - 12/31/03
  Christie S. Flanagan          --                  1/1/01 - 12/31/03
  James R. Staff......          --                  1/1/01 - 12/31/03


(1) Awards are paid in the form of cash but up to 50% of any award may be paid in restricted shares of the Company's common stock pursuant to the Omnibus Stock Plan. The awards are undeterminable at this time, but if the target stock price is achieved the estimated payouts will be the following percentages of the executive's then current salary: (a) 110% for Ford, (b) 60% for Mr. Webb and (c) 45% for Messrs. Kisting, Flanagan and Staff.

     Employment Contracts, Termination of Employment and Change in Control

   Cal Fed has entered into three-year employment agreements with the Named Executive Officers that end on their respective anniversary dates in 2002 and that are automatically renewed for successive one-year terms, unless Cal Fed or the executive officer elects to terminate the agreement. The employment agreements provide for base salaries of $1,000,000 for Messrs. Ford and Webb, $800,000 for Mr. Kisting and $700,000 for Messrs. Flanagan and Staff.

   If the agreements are terminated (a) by Cal Fed without "cause" or by the executive for "good reason" (each as defined in the employment agreement) before the scheduled termination date, or (b) by Cal Fed without "cause" or by the executive for any reason within 24 months following a change of control, the executive will receive a cash payment equal to three times his base salary and annual incentive bonus as calculated under the agreement and medical and other benefits for a period of three years. Additionally, all outstanding stock options, restricted stock, SARs and deferred compensation payments, will immediately vest and the options will be exercisable for three years from the date of termination, subject to certain restrictions.

   Messrs. Ford's and Webb's agreements also provide that, in the event that the total payments and distributions to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then the Company shall pay to the executive a gross-up payment such that, after taking into account all taxes under Section 4999 applicable to the executive, the executive retains an amount of the gross-up payment equal to the excise tax imposed on the total payments and distributions.

   Messrs. Kisting's and Flanagan's agreements also provide that if the executive's employment is terminated for any reason other than "cause" within 24 months following a change of control, the executive is entitled to receive cash in lieu of shares issuable upon exercise of his stock options in an amount equal to the difference between the exercise prices of his options and the highest share price paid in connection with the change of control.

   Mr. Kisting's agreement further provides for the awards of 43,500 shares of restricted stock and 200,000 stock options in 1999 and 2000. The restricted stock and 100,000 stock options were awarded in 1999. The remaining 100,000 stock options were awarded on January 24, 2000. Mr. Kisting's agreement also provides that he will be paid a long-term incentive payment of $4,000,000 in March 2003, provided Cal Fed achieves certain performance criteria established annually by the Compensation Committee during a performance period from 1999 to 2002.

   Cal Fed entered into change of control agreements in 1999 with Messrs. Webb, Flanagan and Staff to replace certain rights granted under a deferred executive compensation plan that was terminated in 1998 upon the merger of Cal Fed and Glendale Federal Bank. Mr. Webb will receive a cash payment of $1,500,000 and Messrs. Flanagan and Staff will receive cash payments of $875,000 upon the earlier to occur of (1) a change of control of Cal Fed or (2) December 31, 2002.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors has overall responsibility for reviewing and approving the compensation practices and policies of the Company. The Compensation Committee is also responsible for administering the Company's executive compensation plan and stock incentive plan for participating employees. This committee consists entirely of directors who are not officers or employees of the Company.

Overview of Executive Compensation Policies

   The Company's executive compensation program is designed to:

..   Provide a competitive level of total compensation to attract and retain the best executive officers,

..   Reward performance by linking a substantial part of each executive officer's compensation to the performance of both the Company and the individual officer, and

..   Encourage ownership of Company common stock by executive officers.

   The Company pays its executive officers four principal types of compensation: (1) base salary, (2) annual incentive awards, (3) stock options and (4) performance-based long term incentive awards. Executive officers also participate in various qualified benefit plans generally available to all employees and certain non-qualified employee benefit plans designed to provide retirement income.

   In determining the overall compensation of the Named Executive Officers, the Compensation Committee considers the qualifications and experience of the persons concerned, the size of the Company and the complexity of its operations and the financial condition, including income, of the Company.

   The Compensation Committee also relies upon surveys prepared by independent consultants on compensation paid to executives having similar duties and responsibilities in comparable financial institutions (the "Peer Group"). The Company generally designs the total compensation packages of the Named Executive Officers to be competitive with the 60/th/ percentile of total direct compensation paid by the Peer Group.

Base Salary

   The Compensation Committee sets Mr. Ford's base salary and approves the salaries of the other Named Executive Officers. Salaries are reviewed and may be adjusted periodically upon an evaluation of the executive's overall performance and executive salaries at comparable financial institutions. Base salaries in 2001 were highly competitive with the estimated base salaries of the Peer Group. There were no increases to the base salaries of the Named Executive Officers in 2001.

Annual Incentive Awards

   The Company provides performance-based annual incentive awards under the shareholder approved Executive Compensation Plan. For 2001, the Compensation Committee established a fixed percentage of annual salary as the executive's target award to be paid if Cal Fed met or exceeded certain pre-tax earnings, return on assets and efficiency ratio goals (the "Goals").

   Payouts could range from 0 to 200% of the target award depending upon the actual achievement compared to the Goals. No awards would have been paid if the established thresholds had not been met.

   For 2001, actual results overall exceeded target resulting in a payout of 109.1% of the target awards to the Named Executive Officers. Thirty percent (30%) of the award was paid in restricted stock that vests over two years. The cash and restricted stock portions of the annual incentive awards are shown in the "Bonus" column and "Restricted Share Awards" column of the Summary Compensation Table on page 12.

Stock Options

   The Company believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executives with those of the Company's shareholders. In 2001, the Compensation Committee granted stock options to the Named Executive Officers as shown in Option Grants in 2001 table on page 14, under the shareholder approved Omnibus Stock Plan.

   The size of the option grant was generally intended to reflect the executive's position within the Company and his performance and contributions to the Company in 2001. The Compensation Committee also considered the total compensation package of the executives and stock option grant practices of the Peer Group. The options vest over three years to encourage executives to remain with the Company over a period of years.

Long-Term Incentive Plan

   The Company provides long term incentive plans for executive officers under the Executive Compensation Plan that are directly linked to increases in shareholder value. In 2001, the Compensation Committee approved a long-term incentive plan based solely on the performance of the Company's common stock over a three year period beginning January 1, 2001 (the "2001 LTIP Plan").

   Payments under the 2001 LTIP Plan, if any, will be determined using (a) individual target awards established as a percentage of the executive's base salary and (b) an award payout formula based on the average closing price of the common stock over the last thirty trading days in 2003. The award payments will be made in January 2004 and may range from 0 to 150% of the target award depending upon the final stock price. Hypothetical awards for the Named Executive Officers are described in the Long-Term Incentive Plan Awards in 2001 section on page 15. The Compensation Committee may choose to pay up to 50% of each award in restricted common stock.

Chief Executive Officer

   Compensation for Mr. Ford was determined based upon the general policies and criteria described for the other Named Executive Officers. Mr. Ford's 2001 base salary of $1,000,000 was paid in accordance with his employment agreement with Cal Fed.

   Mr. Ford's annual incentive award was based upon a target award of 260% of base salary and was paid out at 109.1% of target, as shown in the Summary Compensation Table.

   The Compensation Committee also approved a grant of a stock option to purchase 175,000 shares of Golden State's common stock with an exercise price equal to the fair market value of Golden State's common stock on the date of grant as shown in the Option Grants in 2001 table. The Compensation Committee also approved a long-term incentive award under the 2001 LTIP Plan as described in the Long Term Incentive Plan Awards in 2001 section on page 15. Mr. Ford's overall compensation was near the 59/th percentile of the Peer Group. /

   The Compensation Committee believes that Mr. Ford's leadership of the Company during 2001 enabled the Company to continue to develop a strong franchise with consistent financial results and financial discipline. The Compensation Committee also recognized that under Mr. Ford's leadership, Cal Fed has maintained or improved upon the following areas: asset quality, operating efficiency and capital strength as evidenced by its continued qualification as "well capitalized" institution. Accordingly, these compensation decisions are made in recognition of the Company and its subsidiaries' performance.

Tax Deductibility

   Internal Revenue Code Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million but excludes "performance-based compensation" from this limit. The annual incentive awards and long-term incentive awards under the Executive Compensation Plan and the restricted stock and stock option grants awarded under the Omnibus Stock Plan are intended to qualify as performance-based compensation within the meaning of the Code.

Members of the Compensation Committee

Paul M. Bass, Jr., Chair
John F. King
Gabrielle K. McDonald

                               Performance Graph

   This graph compares our total shareholder returns (assuming reinvestment of dividends), the S&P 500 Index and the Keefe, Bruyette & Woods Inc. 50 Index. The graph assumes $100 was invested at the per share closing price of the common stock on the New York Stock Exchange Composite Tape on December 31, 1996 in Golden State or its predecessor and each of the other indices.

   Golden State was incorporated in May 1997 and became the holding company for Glendale Federal Bank on July 24, 1997. Common stock prices prior to that date represent prices of Glendale Federal common stock. On September 11, 1998, Glendale Federal was merged into Cal Fed, with the combined bank becoming a subsidiary of Golden State and with Cal Fed's executive management team being elected to most of the executive management positions of Golden State.

   The graph shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Exchange Act, except to the extent that Golden State specifically incorporates this information by reference.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
             AMONG GOLDEN STATE BANCORP INC., THE S & P 500 INDEX
                             AND THE KBW 50 INDEX



                                    [CHART]


                          12/96  12/97  12/98  12/99  12/00  12/01
                          ------ ------ ------ ------ ------ ------
            Golden State. 100.00 161.02  71.51  74.19 136.43 115.14
            S & P 500 (1) 100.00 133.36 171.47 207.56 188.66 166.24
            KBW 50 (2)... 100.00 146.19 158.29 152.80 183.45 175.89

(1) Data provided by Standard & Poor's CompuStat.

(2) The KBW 50 Index represents 50 major commercial, regional and savings banks as compiled by Keefe, Bruyette & Woods Inc.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Payment of Tax Benefits under the Plan of Reorganization

   On September 11, 1998, Cal Fed became an indirect subsidiary of Golden State pursuant to an agreement and plan of reorganization (the "Reorganization Plan"). The Reorganization Plan provides that affiliates of Mr. Perelman and Mr. Ford are entitled to receive additional shares of the Company's common stock under certain circumstances, including the Company's use of certain net operating loss carryforwards of Cal Fed and its former parents and the realization of other tax benefits relating to Golden State and its predecessor (the "Tax Benefits").

   The Reorganization Plan limits the amount of common stock that may be paid out each year for Tax Benefits. The limit is equal to $100 million times the number of years since 1998, less the amounts paid out as Tax Benefits in prior years. Any amount over the limit is carried forward and paid in a subsequent year.

   On January 23, 2001, the Company issued 497,381 shares of common stock to Hunter's Glen/Ford, Ltd., a limited partnership controlled by Mr. Ford. These shares were issued for payment of (a) the portion of the 1999 Tax Benefits that had not been paid to Hunter's Glen in 2000 (38,734 shares) and (b) Hunter's Glen's share of federal income tax refunds that the Company received in 2000 in excess of the amounts recorded on Cal Fed's books as of September 11, 1998 (458,647 shares).

   On July 17, 2001, the Company issued 543,817 shares of common stock to Hunter's Glen in partial payment of the Company's use of net tax benefits with respect to 2000. Due to the annual limit, (a) 1,134,166 shares otherwise issuable to Hunter's Glen, and (b) 1,491,795 shares otherwise issuable to GSB Investments Corp., in each case for payment for the use of net tax benefits with respect to 2000, were carried over to be paid in subsequent years.

   Pursuant to an agreement with GSB Investments Corp. dated July 26, 2001 ("the Settlement Agreement"), on July 27, 2001 the Company settled and extinguished for a cash payment of $64 million GSB Investment's right to receive shares of the Company's common stock having a value of $75 million, calculated in accordance with the Reorganization Plan, for the Company's estimated use of $75 million of net federal tax benefits with respect to 2001. The Settlement Agreement further provides for a true-up in the event that the actual amount of the federal net tax benefits in respect of 2001 that the Company uses is an amount other than $93.75 million. If the actual amount exceeds $93.75 million, 80% of the excess becomes payable to GSB Investments in shares of common stock of the Company calculated in accordance with the Reorganization Plan. If the actual amount is less than $93.75 million, 80% of the amount by which $93.75 million exceeds the actual amount will be credited against future payments that the Company owes to GSB Investments pursuant to the tax sharing provisions of the Reorganization Plan. The Settlement Agreement also provides that, to the extent that cumulative amounts paid under the Reorganization Plan, the modification agreement between the Company and GSB Investments dated August 22, 2000 (the "Modification Agreement") and the Settlement Agreement exceed the cumulative annual limit through December 31, 2001, the excess will reduce the annual limit for years after December 31, 2001, commencing with the annual limit for 2002 and continuing in each subsequent year, if any, until the excess has been fully applied to reduce the annual limit.

   The Company and GSB Investments negotiated the terms of the Settlement Agreement, with GSB Investments initiating the process with a proposal for consideration by the Company. A special committee of the Board of Directors, chaired by Mr. Bass and composed of directors not affiliated with GSB Investments, reviewed the proposal and negotiated a final proposal (the "Final Proposal"). For that purpose, the committee retained an investment banking firm to act as its independent financial advisor and also retained independent counsel. The investment banking firm advised the committee that (a) the terms of the Final Proposal were consistent with, and based on substantially identical valuation and discounting factors as, the terms of the cash settlement in 2000 provided for in the Modification Agreement, as to which the investment banking firm had rendered a fairness opinion; and (b) the Final Proposal would be a beneficial transaction to the Company compared to the terms of the

Reorganization Plan. The Company incurred certain costs in connection with the Settlement Agreement, including fees paid to the investment banking firm and legal and accounting fees.

Exercise of Registration Rights

   As part of the Reorganization Plan, the Company, Hunter's Glen and the predecessor of GSB Investments, entered into a Registration Rights Agreement dated September 11, 1998. Under this agreement, Hunter's Glen or GSB Investments may request that the Company file one or more registration statements with the SEC to register for sale shares of common stock received under the Reorganization Plan or acquired in the open market when the party is an affiliate of the Company.

   The Company is required to use all reasonable efforts to cause any such registration statement to be filed as soon as reasonably practicable and to keep the registration statement continuously effective for resale of the common stock for so long as the holder requests. The Company is also required to pay all costs related to the registration statement. In 2001, GSB Investments requested that the Company file one registration statement pursuant to its rights under the Registration Rights Agreement.

   On October 4, 2001, the Company filed an S-3 registration statement for GSB Investments to register 5,000,000 shares of common stock for sale. The Company paid approximately $76,024 for legal, accounting and other expenses related to the preparation and filing of the registration statement. This registration statement became effective October 17, 2001.

   In connection with this S-3 registration statement, the Company entered into Registration Agreements dated October 19, 2001, December 11, 2001, December 19, 2001 and December 24, 2001 with GSB Investments, Mafco Holdings, Credit Suisse First Boston Corporation and Credit Suisse First Boston International. Under those agreements, Golden State provided certain legal and accountant opinions to Credit Suisse First Boston while the S-3 registration statement was effective. Golden State paid approximately $95,769 for legal, accounting and other expenses related to its obligations under the Registration Agreements in 2001.

   On January 4, 2002, the Company filed an S-3 registration statement for GSB Investments to register 5,000,000 shares of common stock for sale. The Company paid approximately $49,911 for legal, accounting and other expenses related to the preparation and filing of the registration statement. This registration statement became effective January 17, 2002.

   In connection with this registration statement, the Company entered into (a) a Registration Agreement dated January 29, 2002 with GSB Investments, Mafco Holdings, Credit Suisse First Boston Corporation and Credit Suisse First Boston International and (b) Registration Agreements dated February 5, 2002 and February 21, 2002 with GSB Investments, Mafco Holdings, J.P. Morgan Securities Inc. and JPMorgan Chase Bank. Under those agreements, Golden State provided certain legal and accountant opinions to Credit Suisse First Boston and J.P. Morgan Securities, respectively, while the S-3 registration statement was effective. Golden State paid approximately $76,519 for legal, accounting and other expenses relating to its obligations under those Registration Agreements.

Services Agreement

   Mafco Holdings provides office facilities and certain services to the Company pursuant to a services agreement for a monthly fee. The services provided include administrative, public relations, legal, security and legislative services. In 2001, the Company paid Mafco Holdings $1,500,000 under the services agreement.

Cost Sharing Arrangements

   The Company and its subsidiaries are insured under some policies maintained by Mafco Holdings through an unrelated insurance broker. The Company pays its allocated share of the cost of the policies directly to the independent insurance broker. In 2001, the Company paid $1,035,379 for its share of the shared insurance policies. The insurance broker or the insurance carriers on the policies determined the allocation of cost for all policies other than one policy for which the Company and Mafco Holdings allocated $200 of cost to the Company.

Transactions with Directors

   Mr. Bramblett is a partner of Haynes & Boone, a law firm based in Dallas, Texas that provides certain legal services to the Company and its subsidiaries and to the Company's Chief Executive Officer, Mr. Ford, and certain of his entities. During 2001, the amounts paid by the Company and its subsidiaries to Haynes & Boone did not exceed 5% of the firm's gross revenues for its last fiscal year. The Company has also retained Haynes & Boone to provide certain legal services for the Company and/or its subsidiaries in 2002.

   FGB Services Inc., a wholly owned subsidiary of the Company ("FGB") and a company wholly owned by Director Rankin are parties to a hunting camp sublease with an unaffiliated sublessor. Each pays an allocated portion, based upon the parties' estimated use, of the sublease payments directly to the sublessor. In 2001, FGB paid $60,463 of the $90,695 due in sublease payments. The Company pays for all maintenance and operating expenses of the facility.

   Mr. King is President and Chief Executive Officer for the Weingart Center Association, a nonprofit association. In 2001, Cal Fed agreed to donate $50,000 per year, commencing in 2001 and ending in 2003, to the Weingart Center Association, with the monies to be used for educational programs for the disadvantaged.

Indebtedness of Management

   Some of Cal Fed's executive officers, Directors and members of their immediate families have loans with Cal Fed. Such loans were made (1) in the ordinary course of Cal Fed's business, (2) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions between Cal Fed and other persons and (3) did not involve more than the normal risk of collectibility or present other unfavorable features.

ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP to serve as our independent auditors for 2002. Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so. The affirmative vote of a majority of votes cast on this proposal is required for the approval of this proposal.

   The Board of Directors recommends a vote for the approval of KPMG LLP as our independent auditors for the Year 2002.

Report of the Audit Committee

   The Audit Committee is composed of five Directors and operates under a written charter adopted by the Board of Directors. All members are independent as defined by New York Stock Exchange and National Association of Securities Dealers listing standards.

   Management is responsible for the Company's internal controls and the financial reporting process. KPMG LLP, the Company's independent auditors, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. The Audit Committee's responsibility is to monitor and oversee the financial reporting processes.

   In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements with both management and KPMG LLP. Specifically, the Audit Committee has discussed with KPMG LLP matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU
(S)380).

   The Audit Committee received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP the issue of its independence from the Company.

   Based on the Audit Committee's review of the audited consolidated financial statements and its discussions with management and KPMG LLP noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001.

Members of the Audit Committee

Paul M. Bass, Jr., Chair
George W. Bramblett, Jr.
John F. King
John F. Kooken
Gabrielle K. McDonald

Audit and Other Fees

   The following table shows fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by KPMG.

                           Golden State Bancorp Inc.
                        For Year End December 31, 2001
               -------------------------------------------------
               Fees for audit services and review of
               quarterly financial statements........ $2,050,000

               Fees for financial information systems
               design and implementation.............         --

               All other fees, including fees for tax
               related services:
                   Audit Related (1).................    453,698
                   Other (2).........................    239,859
                                                      ----------
                   Total All Other...................    693,557
                                                      ----------
                 Total Fees Paid to KPMG............. $2,743,557
                                                      ==========

(1) Audit related fees consisted principally of issuances of letters to underwriters, review of registration statements and issuance of consents.

(2) Other non-audit fees consisted primarily of tax related services.

Auditor Independence

   The Audit Committee has discussed with management and KPMG the non-audit services provided by KPMG in 2001 and has considered that the provision of those services is compatible with maintaining KPMG's independence.

                  PROXY PROPOSALS AND NOMINATION OF DIRECTORS

   Under our Bylaws, and as permitted by the rules of the SEC, a shareholder must follow certain procedures to nominate persons for election as Directors or to introduce an item of business at the annual meeting. These procedures provide that a Director nomination and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Secretary of the Company at 135 Main Street, San Francisco, CA 94105.

Deadlines

   We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2003 Annual Meeting:

(1) Not more than 120 days and not less than 90 days before the anniversary date (May 20, 2002) of this year's meeting, if the 2003 meeting is held within thirty days prior to the anniversary date, or

(2) If the meeting is not held within the thirty days prior to the anniversary date, the tenth day following the public disclosure of the date of the meeting.

   Our annual meeting of shareholders is generally held on the third Monday of May. Assuming that our 2003 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or the item of business at that meeting between January 20, 2003 and February 19, 2003. If we do not receive notice within that period, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

Nominations for Director

   The nomination must contain the following information about the nominee:

..   the name, age, business address and residence address of the person,

..   the principal occupation or employment of the person,

..   the number of shares of common stock owned by the nominee,

..   any other information about the person that is required to be disclosed in a proxy statement or other filings when soliciting proxies for the election of Directors under Section 14 of the Securities Exchange Act, and

..   a signed consent letter by the nominee to serve as a Director, if elected.

   Additionally, the shareholder making the nomination must provide:

..   his or her name and record address,

..   the number of shares of common stock owned by the shareholder,

..   if the shareholder is making the nomination pursuant to an arrangement or understanding with the nominee or another person, a description of the arrangements or understandings and the names of the persons involved,

..   a representation that the shareholder intends to appear in person or by proxy at the meeting, and

..   any other information about the shareholder that is required to be disclosed in a proxy statement or other filings when soliciting proxies for the election of Directors under Section 14 of the Securities Exchange Act.

Proposed Items of Business

   Notice of a proposed item of business must include:

..   a brief description of the substance of, and the reasons for, conducting such business at the annual meeting,

..   the shareholder's name and record address,

..   the number of shares of common stock held by the shareholder,

..   any material interest of the shareholder in such business, and

..   a representation that the shareholder intends to appear in person or by proxy at the meeting to present the item of business.

                                OTHER BUSINESS

   The Board is not aware of any matters that are expected to come before the Annual Meeting other than those described in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

   The Chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

                            ADDITIONAL INFORMATION

   The Summary Annual Report and the Annual Report on Form 10-K for the year ended December 31, 2001 accompanies this Proxy Statement. The Company will furnish a copy of the Form 10-K without charge upon the written request of any shareholder who has not received a copy. The Company will also furnish to a shareholder a copy of the exhibits to the Form 10-K upon written request and payment of a copying charge. Requests should be addressed to Frederick Cannon, Director of Investor Relations, Golden State Bancorp Inc., 135 Main Street, 20th Floor, San Francisco, California 94105.

                                          By order of the Board of Directors,

                                          /s/ James Eller, Jr.
                                          James R. Eller, Jr.
                                          Senior Vice President and Secretary

                                          April 12, 2002

REVOCABLE PROXY

                           GOLDEN STATE BANCORP INC.
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                           DIRECTORS OF GOLDEN STATE

     The undersigned hereby appoints Gerald J. Ford, Carl B. Webb and Richard H. Terzian, or any of them, each with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote as designated on the reverse side all shares of the common stock of Golden State Bancorp Inc. ("Golden State") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Golden State to be held on May 20, 2002 and at any postponement or adjournment thereof. Said proxies are hereby granted discretionary authority to cumulate votes in the election of directors referred to on the reverse side.

IMPORTANT-PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.



                           /\ FOLD AND DETACH HERE /\


1.  ELECTION OF DIRECTORS                               NOMINEES: 01 John F. King, 02 Gabrielle K. McDonald, 03 John A. Moran,
                                                                  04 B. M. Rankin, Jr. and 05 Robert Setrakian
     FOR all nominees            WITHHOLD
    listed to the right          AUTHORITY              (Instruction: To withhold authority to vote for any individual nominee,
     (except as marked    to vote for all nominees                    write that nominee's name in the space below).
      to the contrary       listed to the right
           [_]                      [_]                 ----------------------------------------------------------------------------

2.  PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as   3.  In their discretion, the Proxies   By checking the box to the right,
    Golden State's independent auditors for the fiscal      are authorized to vote upon such   I consent to future access of the [_]
    year ending December 31, 2002                           other business as may properly     Annual Reports, Proxy Statements,
        FOR      AGAINST      ABSTAIN                       come before the meeting or any     Prospectuses and other
        [_]        [_]          [_]                         adjournment thereof.               communications electronically via
                                                                                               an Internet website.  I understand
                                                                                               that Golden State may no longer
                                                                                               distribute printed materials to me
                                                                                               for any shareholders meeting
                                                                                               unless my consent is revoked.  I
                                                                                               understand that I may revoke my
                                                                                               consent at any time by contacting
                                                                                               Golden State's transfer agent,
                                                                                               Mellon Investor Services LLC.  I
                                                                                               also understand that costs
                                                                                               associated with electronic access
                                                                                               will be my responsibility.

                                                                                                        I Plan to Attend Meeting [_]

                                                                                                When signing as attorney, executor,
                                                                                                administrator, trustee, or guardian,
                                                                                                please give full title as such.  If
                                                                                                a corporation, please sign in full
                                                                                                corporate name by President or other
                                                                                                authorized officer.  If a
                                                                                                partnership, please sign partnership
                                                                                                name by authorized person.

                                                                                                Whether or not you plan to attend
                                                                                                the meeting, you are urged to
                                                                                                execute and return this proxy, which
                                                                                                may be revoked at any time prior to
                                                                                                its use.

                                                                                                Dated: _______________________, 2002

                                                                                                ____________________________________
                                                                                                (Signature of Stockholder)
Please sign your name exactly as it appears hereon, date and return this proxy in the
reply envelope provided.  If you receive more than one proxy card, please sign and              ____________________________________
return all proxy cards received.                                                                (Signature(s) of Additional
                                                                                                 Stockholder(s))

                           /\ FOLD AND DETACH HERE /\



                     YOUR VOTE IS IMPORTANT TO GOLDEN STATE



                      PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
            AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.